EXHIBIT 10.1

FINOVA
SECURED REVOLVING CREDIT NOTE
$50,000,000.00
As of January 21, 1999


FOR VALUE RECEIVED, the undersigned DIAMOND MULTIMEDIA SYSTEMS, INC. (the "Borrower"), a Delaware corporation with its principal place of business at 2880 Junction Avenue, San Jose, California 95134-1922, hereby promises to pay to FINOVA CAPITAL CORPORATION ("Lender"), or order, at 1060 First Avenue, Suite I00, King of Prussia, Pennsylvania 19406, or at such other address as the holder may specify in writing, the principal sum of FIFTY MILLION DOLLARS ($50,000,000.00), or such lesser sum which represents the principal balance outstanding under the Total Facility established pursuant to the provisions of that certain Loan and Security Agreement dated of even date herewith, between Borrower and Lender (the "Agreement"), plus interest in the manner and upon the terms and conditions set forth below. This Secured Revolving Credit Note ("Note") is made pursuant to the Agreement, the provisions of which are incorporated herein by this reference. Capitalized terms herein, unless otherwise noted, shall have the meaning set forth in the Agreement. The actual amount due and owing hereunder shall be evidenced by FINOVA's records of receipts and disbursements with respect to Revolving Loans, which records shall be conclusive evidence of such amount due and owing absent manifest error.

1.0     Rate And Payment Of Interest.

The outstanding principal balance of this Note shall bear interest at a per annum rate of equal to the Prime Rate and as more specifically described in the Agreement. Interest charges and all other fees and charges herein shall be computed on the basis of a year of 360 days and actual number of days elapsed and shall be payable to Lender in arrears on the first Business Day of each month hereafter at its address set forth above. Accrued but unpaid interest under this Note shall be due and payable on the first Business Day of each month, commencing February 1, 1999 and at maturity, on which date all interest remaining unpaid shall be due and payable.

2.0     Schedule of Principal Payments.

A final installment of all outstanding principal, accrued and unpaid interest and all other sums payable pursuant to the Loan Documents on January 21, 2001 unless due earlier pursuant to the terms of the Loan Agreement.

3.0     Prepayment.

Prepayment may be made under this Note in whole or in part, subject to the Prepayment Fee, as applicable, as set forth in the Agreement.

4.0     Holder's Right Of Acceleration.

If the Agreement is terminated for any reason whatsoever, or if there shall occur an Event of Default or if this Note is not paid when due, the entire remaining principal balance and all accrued and unpaid interest and other fees and charges with respect to this Note shall, at Lender's option, become immediately due and payable.

5.0     Holder's Rights Upon Default.

If any Event of Default occurs, then from the date such Event of Default occurs until it is cured or waived in writing, in addition to any agreed upon charges, the principal balance of this Note shall thereafter, at Lender's option, bear interest at three percentage points ( 3.00 %) per annum in excess of the interest rate that would otherwise be charged as provided in the Agreement, computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.

6.0     Additional Rights Of Holder.

        If any installment of principal or interest hereunder is not paid when due, the holder shall have, in addition to the rights set forth herein, in the Agreement and under law, the right to compound interest by adding the unpaid interest to principal, with such amount thereafter bearing interest at the rate provided in this Note.

7.0     General Provisions.

7.1 If this Note is not paid when due or upon the occurrence of any Event of Default, the undersigned further promises to pay all reasonable costs of collection, foreclosure fees, reasonable attorneys' fees and expert witness fees incurred by the holder, whether or not suit is filed hereon, and the fees, costs and expenses as provided in the Agreement.

7.2 The undersigned hereby consents to any and all renewals, replacements and/or extensions of time for payment of this Note before, at or after maturity.

7.3 The undersigned hereby consents to the acceptance, release or substitution of security for this Note.

7.4 Presentment for payment, notice of dishonor, protest and notice of protest are hereby expressly waived.

7.5 The contracted for rate of interest of the loan contemplated hereby, without limitation, shall consist of the following: (I) the interest rate set forth on the Schedule to Loan Agreement, calculated and applied to the principal balance of this Note in accordance with the provisions of this Note; (ii) interest after an Event of Default, calculated and applied to the amounts due under this Note in accordance with the provisions hereof; and (iii) all Additional Sums (as herein defined), if any. Borrower agrees to pay an effective contracted for rate of interest which is the sum of the above-referenced elements. All reasonable fees consisting of examination fees, reasonable attorneys' fees, expert witness fees, letter of credit fees, collateral monitoring fees, closing fees, Facility Fees, Anniversary Fees, Prepayment Fees, minimum interest charges, other charges, goods, things in action or any other sums or things of value paid or payable by Borrower (collectively, the Additional
Sums), whether pursuant to this Note, the Agreement or any other documents or instruments in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, for the purpose of any applicable law that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest and for such purposes only, the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the inclusion of the Additional Sums.

It is the intent of the parties to comply with the usury law of the State of Arizona (the "Applicable Usury Law"). Accordingly, it is agreed that notwithstanding any provision to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Note or such documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law (the "Maximum Interest Rate"). In the event (a) any such excess of interest otherwise would be contracted for, charged or received from Borrower or otherwise in connection with the loan evidenced hereby, (b) the maturity of indebtedness evidenced by this Note is accelerated in whole or in part, or (c) all or part of the principal or interest of this Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, shared or received in connection with the loan evidenced hereby, would exceed the Maximum Interest Rate, then in any such event ( 1) the provisions of this paragraph shall govern and control, (2) neither Borrower nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Interest Rate, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount hereof or refunded to Borrower, at Lender's option, and (4) the effective rate of interest shall be automatically reduced to the Maximum Interest Rate. It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by the Applicable Usury Law: (x) all calculations of interest which are made for the purpose of determining whether such rate would exceed the Maximum Interest Rate shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for, charged or received from Borrower or otherwise in connection with such loan; and (y) in the event that the effective rate of interest on the loan should at any time exceed the Maximum Interest Rate, such excess interest that would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law shall be paid to Lender from time to time, if and when the effective interest rate on the loan otherwise falls below the Maximum Interest Rate, to the extent that interest paid to the date of calculation does not exceed the Maximum Interest Rate, until the entire amount of interest which would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law has been paid in full. Borrower further agrees that should the Maximum Interest Rate be increased at any time hereafter because of a change in the Applicable Usury Law, then to the extent not prohibited by the Applicable Usury Law, such increases, if applicable, shall apply to all indebtedness evidenced hereby regardless of when incurred; but, again to the extent not prohibited by the Applicable Usury Law, should the Maximum Interest Rate be decreased because of a change in the Applicable Usury Law, such decreases shall not apply to the indebtedness evidenced hereby regardless of when incurred.

7.6             No delay or omission on the part of the holder of this
Note in exercising any right shall operate as a waiver thereof or of any other right.

7.7 No waiver by the holder of this Note upon any one occasion shall be effective unless in writing nor shall it be construed as a bar or waiver of any right or remedy on any future occasion.

7.8 Time is of the essence for the performance by the undersigned of the obligations set forth in this Note.

7.9 Should any one or more of the provisions of this Note be determined illegal or unenforceable, all other provisions shall nevertheless remain effective.

7.10 This Note cannot be changed, modified, amended or terminated orally.

7.11 This Note shall be governed by, construed and enforced in accordance with the laws of the State of Arizona, without reference to the principles of conflicts of laws thereof.

7.12.  THE UNDERSIGNED HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY
IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR
RELATED TO THIS NOTE AND ACKNOWLEDGES THAT LENDER ALSO WAIVES SUCH
RIGHT.

8.0     Security For This Note.

        This Note is secured pursuant to the Agreement and is subject to all of the terms and conditions thereof, including, but not limited to, the remedies specified therein.

        IN WITNESS WHEREOF, this Secured Revolving Credit Note has been executed and delivered as of the date first set forth above.

                                DIAMOND MULTIMEDIA SYSTEMS, INC.


                        By:
                                                James M. Walker

                                         Title: Chief Financial Officer






LOAN AND SECURITY AGREEMENT

DIAMOND MULTIMEDIA SYSTEMS, INC.
Borrower
2880 Junction Avenue
San Jose, California 95134-1922
Borrower Fed ID Tax No. 77-0390654

$50,000,000.00  Credit Limit

January 21, 1999


THIS LOAN AND SECURITY AGREEMENT (collectively with the Schedule to Loan Agreement (the "Schedule") attached hereto, the "Agreement") dated the date set forth on the cover page, is entered into by and between the borrower named on the cover page (jointly and severally, the "Borrower"), whose address is set forth on the cover page and FINOVA Capital Corporation ("FINOVA"), whose address is 1060 First Avenue, Suite 100, King of Prussia, Pennsylvania 19406.


1.      DEFINITIONS.

1.1.     Defined Terms.   As used in this Agreement, the following
terms have the definitions set forth
below:

"Additional Sums" has the meaning set forth in Section 2.9 (a) hereof.

"Affiliate" means any Person controlling, controlled by or under common control with Borrower. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of any Person, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise. Without limiting the generality of the foregoing. each subsidiary of Borrower shall be an Affiliate.

"Agreement" has the meaning set forth in the preamble.

"Applicable Law" has the meaning set forth in Section 8.2 (a) hereof.

"Applicable Usurv Law" has the meaning set forth in Section 2.9
(b) hereof.

"Blocked Account" has the meaning set forth in Section 2. 10 (c) hereof.

"Business Day" means any day on which commercial banks in both Los Angeles, California and Phoenix, Arizona not authorized to close.

"Capital Expenditures" means all expenditures made and liabilities incurred for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one year and including, without limitation, those arising in connection with Capital Leases.

"Capital Lease" means any lease of property by Borrower that, in accordance with GAAP, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of Borrower.

"Closing Fee" has the meaning set forth in the Schedule.

"Closing Date" means the date of the initial advance made by FINOVA pursuant to this Agreement.

"Code" means the Uniform Commercial Code as adopted and in effect in the State of Arizona from time to time.

"Collateral" has the meaning set forth in Section 3.1 hereof.

"Deposit Accounts" has the meaning set forth in Section 9105 of the Code.

"Dominion Account" has the meaning set forth in Section 2.10 (c) hereof.

"Earnings Before Interest, Taxes, Depreciation and Amortization" for any fiscal period of Borrower means the net income of Borrower for such fiscal period, plus interest expense, depreciation and amortization and provision for income taxes for such fiscal period and minus non-recurring miscellaneous income and expenses, all calculated in accordance with GAAP.

"Eligible Inventory" means Inventory which FINOVA, in its Permitted Discretion, deems Eligible Inventory, based on such considerations as FINOVA may from time to time deem appropriate. Without limiting the generality of the foregoing, no Inventory, shall be Eligible Inventory unless, in FINOVA's Permitted Discretion, such Inventory (i) consists of raw materials and finished goods, in good, new and salable condition which are not obsolete or unmerchantable, and are not comprised of work in process, packaging materials or supplies; (iii) meets all standards imposed by any governmental agency or authority; (iv) conforms in all respects to the warranties and representations set forth herein; (v) is at all times subject to FINOVA's duly perfected, first priority security interest; and (vi) is situated at a location in compliance with Section 5.16 hereof.

"Eligible Receivables" means Receivables arising in the ordinary course of Borrower's business from the sale of goods or rendition of services, which FINOVA, in its Permitted Discretion, shall deem eligible based on such considerations as FINOVA may from time to time deem appropriate. Without limiting the foregoing, a Receivable shall not be deemed to be an Eligible Receivable if (i) the account debtor has failed to pay the Receivable within a period of ninety (90) days after invoice date, to the extent of any amount remaining unpaid after such period; (ii) the account debtor has failed to pay more than 25% of all outstanding Receivables owed by it to Borrower within ninety (90) days after invoice date; (iii) the account debtor is an Affiliate of Borrower; (iv) the goods relating thereto are placed on consignment, guaranteed sale, "bill and hold," "COD" or other terms pursuant to which payment by the account debtor may be conditional; (v) the account debtor is not located in the United States, unless the Receivable is supported by a letter of credit, credit insurance, or other form of guaranty or security, in each case in form and substance satisfactory to FINOVA; (vi) the account debtor is the United States or any department, agency or instrumentality thereof or any State. city or municipality of the United States unless the provisions of the applicable Assignment of Claims Act has been complied with: (vii) Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; (viii) the account debtor's total obligations to Borrower exceed 15% of all Eligible Receivables, to the extent of such excess; (ix) the account debtor disputes liability or makes any claim with respect thereto (up to the amount of such liability or claim), or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or goes out of a material portion of its business; (x) the amount thereof consists of late charges or finance charges; (xi) the amount thereof consists of a credit balance more than ninety (90) days past due: (xii) the face amount thereof exceeds Three Million Dollars ($3,000,000), unless accompanied by evidence of shipment of the goods relating thereto satisfactory to FINOVA in its Permitted Discretion; (Xiii) the invoice constitutes a progress billing on a project not yet completed, except that the final billing at such time as the matter has been completed and delivered to the customer may be deemed an Eligible Receivable: or
(xiv) the amount thereof is not yet represented by an invoice or bill issued in the name of the applicable account debtor.

"Equipment" means all of Borrower's present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

"Environmental Costs" has the meaning set forth in Section 8.2 (b) hereof.

"ERISA" means the Employment Retirement Income Security Act of
1974, as amended, and the regulations thereunder.

"ERISA Affiliate" means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

"Event of Default" means any of the events set forth in Section
7.1 hereof.

"Examination Fee" has the meaning set forth in the Schedule.

"Facilitv Fee" has the meaning set forth on the Schedule.

"FINOVA Affiliate" has the meaning set forth in Section 9.22 hereof.

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for the financial covenants set forth in this Agreement, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

"General Intangibles" means all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, Deposit Accounts, inventions, designs, drawings, blueprints, Trademarks, Licenses and Patents, names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation credit, liability, property and other insurance) tax refunds and claims,
computer programs, discs,   tapes and tape files, claims under
guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by an account debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).

 "Hazardous Substance" has the meaning set forth in Section 8.2
(a) hereof.

"Indebtedness" means all of Borrower's present and future obligations, liabilities, debts, claims and indebtedness, contingent, fixed or otherwise, however evidenced, created, incurred, acquired, owing or arising, whether under written or oral agreement, operation of law or otherwise, and includes, without limiting the foregoing (i) the Obligations, (ii) obligations and liabilities of any Person secured by a lien, claim, encumbrance or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable therefor, (iii) obligations and liabilities created or arising under any lease (including Capital Leases) or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession, (iv) all unfunded pension fund obligations and liabilities and (v) deferred taxes.

"Inventory" means all of Borrower's now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all documents of title or other documents representing them.

 "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

 "L C Fee" has the meaning set forth in Section 2.4 hereof.

 "Letters of Credit" has the meaning set forth in Section 2.4 hereof.

 "Loans" has the meaning set forth in Section 2.2 hereof.

 "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower and payable to FINOVA, and any other present or future agreement entered into in connection with this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

 "Loan Party" means Borrower, and each other party (other than FINOVA) to any Loan Document.

 "Loan Reserves" means, as of any date of determination, such amounts as FINOVA may from time to time establish and revise in good faith reducing the amount of Revolving Credit Loans and Letters of Credit which would otherwise be available to Borrower
under the lending formula(s) provided in the Schedule:   (a) to
reflect events, conditions, contingencies or risks which, as determined by FINOVA in good faith, do or may reasonably be expected to affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Guarantor or
(iii) the security interests and other rights of FINOVA in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect FINOVA's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to FINOVA is or is reasonably likely to have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which FINOVA determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default."

 "Loan Year" means each twelve month period commencing on the Closing Date.

 "Maximum Interest Rate" has the meaning set forth in Section 2.9
(c) hereof.

 "Multiemployer Plan" means a "multiemployer plan" as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of Borrower or any ERISA Affiliate.

 "Obligations" means all present and future loans, advances, debts, liabilities, obligations, covenants, duties and indebtedness at any time owing by Borrower to FINOVA, whether evidenced by this Agreement, any note or other instrument or document, whether arising, from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by FINOVA in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attomey's fees, expert witness fees, Examination Fee, letter of credit fees, Collateral Monitoring Fee, Closing Fee, Facility Fee, Termination Fee, Minimum Interest Charge and any other sums chargeable to Borrower hereunder or under any other agreement with FINOVA. Notwithstanding the foregoing, if FINOVA acquires by assignment any unsecured indebtedness, such indebtedness shall not automatically become secured by reason of this definition.

 "Overadvance" has the meaning set forth in Section 2.3.

 "Overline" has the meaning set forth in Section 2.3.

 "PBGC" means the Pension Benefit Guarantee Corporation.

 "Permitted Discretion" means FINOVA's judgment exercised in good faith based upon its consideration of any factor which FINOVA believes in good faith: (i) will or could reasonably be expected to adversely affect the value of any Collateral, the enforceability or priority of FINOVA's liens thereon or the amount which FINOVA would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to FINOVA by any Person on behalf of the Borrower is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower, any Loan Party or any of the Collateral, or (iv) creates or reasonably could be expected to
create an Event of Default.   In exercising such judgment, FINOVA
may consider such factors already included in or tested by the definition of Eligible Receivables or Eligible Inventory, as well
as any of the following:   (i) the financial and business climate
of the Borrower's industry and general macroeconomic conditions,
(ii) changes in collection history and dilution with respect to the Receivables, (iii) changes in demand for, and pricing of, Inventory, (iv) changes in any concentration of risk with respect to Receivables and/or Inventory, and (v) any other factors that change the credit risk of lending to the Borrower on the security
of the Receivables and Inventory.   The burden of establishing
lack of good faith hereunder shall be on the Borrower.

 "Permitted Encumbrance" means the following: (1) purchase money security interests in specific
Equipment; (ii) leases of specific items of Equipment; (iii) lines for taxes, fees, assessments or other govemmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, provided the same have no priority over FINOVA's security interests; (iv) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which either are not delinquent more than 45 days or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (v) any judgment that is otherwise not an Event of Default, unless the judgment it secures is not fully covered by insurance and has not been discharged execution thereon effectively stayed and bonded against pending appeal within 30 days of the entry thereof; (vi) liens existing on Equipment at the time of its acquisition or lease by Borrower, provided that the lien is confined solely to Equipment and improvements acquired after the date hereof; (vii) licenses granted to others of Borrower's Trademarks, Copyrights, Licenses and Patents that do not interfere in any material respect with the business of Borrower; (viii) easements, rights of way, servitudes or zoning or building, restrictions and other minor encumbrances on real property and irregularities in the title to such property which do not in the aggregate materially impair the use or value of such property or risk the loss or forfeiture of title thereto; and (ix) liens which constitute banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or financial institution arising by operation of law.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, government, or any agency or political division thereof, or any other entity.

"Plan" means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

"Prepared Financials" means the balance sheets of Borrower as of the date set forth in the Schedule in the section entitled 'Reporting Requirements'', and as of each subsequent date on which audited balance sheets are delivered to FINOVA from time to time hereunder, and the related statements of operations, changes in stockholder's equity and changes in cash flow for the periods ended on such dates.

"Prime Rate" has the meaning set forth in the Schedule.

"Prohibited Transaction" means any transaction described in
Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c)(2) of the IRC.

"Property" has the meaning set forth in Section 8.2(a) hereof.

"Quick Ratio" has the meaning set forth on the Schedule.

"Receivable Loans" has the meaning set forth on the Schedule.

"Receivables" means all of Borrower's now owned and hereafter acquired accounts (whether or not earned by performance), proceeds of any letters of credit naming Borrower as beneficiary, contract rights, chattel paper, instruments, documents and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, whether secured or unsecured, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

"Reportable Event" means a reportable event described in Section
4043 of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4068(f) of ERISA.

"Revolving Credit Loans" has the meaning set forth in the Schedule.

"Revolving Credit Limit" has the meaning set forth in the Schedule.

"Revolving Interest Rate" has the meaning set forth in the Schedule.

"Schedule" has the meaning set forth in the preamble.

"Subordinated Debt" means liabilities of Borrower the repayment of which is subordinated, to the payment and performance of the Obligations, pursuant to a subordination agreement acceptable to FINOVA in its reasonable discretion.

"Tangible Net Worth" at any time means an amount equal to, (i) the sum of the amounts at which Borrower's cash, Receivables, Inventory (calculated at the lower of cost or market and determined on a first-in, first-out basis) and net fixed assets would be shown on a balance sheet of Borrower at such date prepared in accordance with GAAP, provided that amounts due from Affiliates shall be excluded therefrom, minus (ii) Total Indebtedness of Borrower at such date.

"Term" has the meaning set forth on the Schedule.

"Termination Fee" has the meaning set forth in Section 9.2(d) hereof.

"Total Facility" has the meaning set forth in Section 2.1 hereof.

"Trademarks, Copyrights, Licenses and Patents" means all of Borrower's right, title and interest in and to, whether now owned or hereafter acquired: (i) trademarks, trademark registrations, trade names, trade name registrations, and trademark or trade name applications, including without limitation such as are listed on the Schedule attached hereto and made a part hereof, as the same may be amended from time to time. and (a) renewals thereof, (b) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including without limitation, damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, (d) all rights corresponding thereto throughout the world, and (e) the goodwill of the business operated by Borrower connected with and symbolized by any trademarks or trade names;
(ii) copyrights, copyright registrations and copyright applications, including without limitation such as are listed on the Schedule attached hereto and made a part hereof, as the same may be amended from time to time, and (a) renewals thereof, (b) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including without limitation, damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, and (d) all rights corresponding thereto throughout the world; (iii) license agreements, including without limitation such as are listed on the Schedule attached hereto and made a part hereof, and the right to prepare for sale, sell and advertise for sale any Inventory now or hereafter owned by Borrower and now or hereafter covered by such licenses; and (iv) patents and patent applications, registered or pending, including without limitation such as are listed on the Schedule attached hereto, together with all income, royalties, shop rights, damages and payments thereto, the right to sue for infringements thereof, and all rights thereto throughout the world and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

"Unused Line Fee" has the meaning set forth in the Schedule.

1.2.    Other Terms.   All accounting terms used in this Agreement,
unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.


2.      LOANS;  INTEREST RATE AND OTHER CHARGES.

2.1      Total Facility.    Upon the terms and conditions set
forth herein and provided that no Event of Default or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, FINOVA shall, upon Borrowers request, make advances to Borrower from time to time in an aggregate outstanding principal amount not to exceed the Total Facility amount (the "Total Facility") set forth on the Schedule hereto, subject to deduction of reserves for accrued interest and such other reserves as FINOVA deems proper from time to time, and less amounts FINOVA may be obligated to pay in the future on behalf of Borrower. The
Schedule is an integral part of this Agreement and all references to "herein", "herewith" and words of similar import shall for all purposes be deemed to include the Schedule.

2.2      Loans.   Advances under , the Total Facility ("Loans" and
individually, a "Loan" ) shall be
comprised of the amounts shown on the Schedule.

2.3.     Overlines; Overadvances.   If at any time or for any
reason the outstanding amount of advances (including all Letters of Credit) extended or issued pursuant hereto exceeds any of the dollar limitations ("Overline") or percentage limitations ("Overadvance") in the Schedule, then Borrower shall, upon FINOVA's demand, immediately pay to FINOVA, in cash, the full amount of such Overline or Overadvance which, at FINOVA's option, may be applied to reduce the outstanding principal balance of the Loans and/or cash collateralize all or any part of any outstanding
Letters of Credit.   Without limiting Borrower's obligation to
repay to FINOVA on demand the amount of any Overline or Overadvance, Borrower agrees to pay FINOVA interest on the outstanding principal amount of any Overline or Overadvance, on demand, at the rate set forth on the Schedule and applicable to the Revolving Credit Loans.

2.4.     Letters of Credit.       At the request of Borrower, FINOVA
may, in its Permitted Discretion, arrange for the issuance of letters of credit for the account of Borrower and guarantees of payment of such letters of credit, in each case in form and substance satisfactory to FINOVA in its sole discretion (collectively, "Letters of Credit"). The aggregate face amount of all outstanding Letters of Credit from time to time shall not exceed the amount shown on the Schedule, and shall be reserved against the availability of Revolving Credit Loans. Borrower shall pay all customary bank charges for the issuance of Letters of Credit, together with an additional fee to FINOVA equal to the percentage set forth on the Schedule of the aggregate face amount of each Letter of Credit outstanding from time to time during the term of this Agreement (the "L/C Fee"). The L/C Fee shall be deemed to be fully earned upon the issuance of each Letter of
Credit and shall be due and payable on the first Business Day of each month following a month during which any Letter of Credit is outstanding. Any advance by FINOVA under or in connection with a Letter of Credit shall constitute an Obligation hereunder. Each Letter of Credit shall have an expiry date no later than thirty
(30) days prior to the last day of the Term.   Immediately upon
any termination of this Agreement, Borrower shall either: (i) provide cash collateral to FINOVA in an amount equal to 105% of the maximum amount of FINOVA's obligations under or in connection with all then outstanding Letters of Credit, or (ii) cause to be delivered to FINOVA releases of all FINOVA's obligations under outstanding Letters of Credit. At FINOVA's discretion, any proceeds of Collateral received by FINOVA may be held as the cash collateral required by this Section 2.4. Borrower hereby agrees to indemnify, save, and hold FINOVA harmless from any loss, cost, expense, or liability, including payments made by FINOVA, reasonable expenses, and reasonable attorneys' fees incurred by FINOVA arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by FINOVA and opened for Borrower's account or by FINOVA's interpretations of any Letter of Credit issued by FINOVA for Borrower's account, and Borrower understands and agrees that FINOVA shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications,
amendments, or supplements thereto, except to the extent resulting
from FINOVA's gross negligence or willful misconduct.   Borrower
understands that FINOVA may indemnify the bank issuing a Letter of Credit for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold FINOVA harmless with respect to any loss, cost, expense, or liability incurred by FINOVA under any such indemnification by FINOVA to any issuing bank.

2.5.     Loan Account   All advances made hereunder (including
without limitation all advances made by FINOVA under or in connection with any Letter of Credit) shall be added to and deemed
part of the Obligations when made.   FINOVA may from time to time
charge all Obligations of Borrower to Borrower's loan account with FINOVA.

2.6.     Interest; Fees.   Borrower shall pay FINOVA interest on
the daily outstanding balance of the Obligations at the per annum
rate and at the times set forth on the Schedule.   Borrower shall
also pay FINOVA the fees set forth on the Schedule.

2.7.     Default Interest Rate.   Upon the occurrence and during
the continuation of an Event of Default, Borrower shall pay FINOVA interest on the daily outstanding balance of the Obligations and any L/C Fee at a rate per annum which is three percent (3%) in excess of the rate which would otherwise be applicable thereto pursuant to the Schedule.

2.8.       Examination Fee.   Borrower agrees to pay to FINOVA the
Examination Fee in the amount set forth on the Schedule in connection with each audit or examination of Borrower performed by FINOVA prior to or after the date hereof. Without limiting the generality of the foregoing, Borrower shall pay to FINOVA an initial Examination Fee in an amount equal to the amount set forth
on the Schedule.   Such initial Examination Fee shall be deemed
fully earned at the time of payment and due and payable upon the closing of this transaction, and shall be deducted from any good faith deposit paid by Borrower to FINOVA prior to the date of this Agreement.

2.9.      Excess Interest.

(a) The contracted for rate of interest of the loan contemplated hereby, without limitation, shall consist of the following: (i) the interest rate set forth on the Schedule, calculated and applied to the principal balance of the Obligations in accordance with the provisions of this Agreement; (ii) interest after an Event of Default, calculated and applied to the amount of the Obligations in accordance with the provisions hereof, and
(iii) all Additional Sums (as herein defined), if any. Borrower agrees to pay an effective contracted for rate of interest which is the sum of the above-referenced elements. The Examination Fee, attorney's fees, expert witness fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, Termination Fees, other charges, goods, things in action or any other sums or things of value paid or payable by Borrower (collectively, the "Additional Sums"), whether pursuant to this Agreement or any other documents or instruments in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, that under any applicable law may be deemed to be interest with respect to this lending transaction, for the purpose of any applicable law that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be. additional interest and for such purposes only, the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the inclusion of the Additional Sums.

(b)     It is the intent of the parties to comply the usury
laws of the State of Arizona (the "Applicable Usury Law"). Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Agreement or such documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law (the "Maximum Interest Rate"). In the event (a) any such excess of interest otherwise would be contracted for, charged or received from Borrower or otherwise in connection with the loan evidenced hereby, or (b) the maturity of the Obligations is accelerated in whole or in part, or (c) all or part of the Obligations shall be prepaid, so that under any of such circumstances the amount of interest contracted for, shared or received in connection with the loan evidenced hereby, would exceed the Maximum Interest Rate, then in any such event (1) the provisions of this paragraph shall govem and control, (2) neither Borrower nor any other Person now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Interest Rate, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount of the Obligations or refunded to Borrower, at FINOVA's option, and (4) the effective rate of interest shall be automatically reduced to the Maximum Interest Rate. It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by the Applicable Usury Law; (x) all calculations of interest which are made for the purpose of determining whether such rate would exceed the Maximum Interest Rate shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for, charged or received from Borrower or otherwise in connection with such loan: and (y) in the event that the effective rate of interest on the loan should at any time exceed the Maximum Interest Rate. such excess interest that would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law shall be paid to FINOVA from time to time, if and when the effective interest rate on the loan otherwise falls below the Maximum Interest Rate, to the extent that interest paid to the date of calculation does not exceed the Maximum Interest Rate, until the entire amount of interest which would otherwise have been collected had there been no ceiling imposed by the Applicable
Usury Law has been paid in full.   Borrower further agrees that
should the Maximum Interest Rate be increased at any time hereafter because of a change in the Applicable Usury Law, then to the extent not prohibited by the Applicable Usury Law, such increases shall apply to all indebtedness evidenced hereby regardless of when incurred; but, again to the extent not prohibited by, the Applicable Usury Law, should the Maximum Interest Rate be decreased because of a change in the Applicable Usury Law, such decreases shall not apply to the indebtedness evidenced hereby regardless of when incurred.

2.10.      Principal Payments: Proceeds of Collateral.

(a)     Principal Payments.      Except where evidenced by
notes or other instruments issued or made by Borrower to FINOVA specifically containing payment provisions which are in conflict with this Section 2.10 (in which event the conflicting provisions of said notes or other instruments shall govem and control), that portion of the Obligations consisting of principal payable on account of Loans shall be payable by Borrower to FINOVA immediately upon the earliest of (i) the Term, (ii) the occurrence of an Event of Default in consequence of which FINOVA elects to accelerate the maturity and payment of such loans, or (iii) any termination of this Agreement pursuant to Section 9.2 hereof; provided, however. that any Overadvance or Overline shall be payable on demand pursuant to the provisions of Section 2.3 hereof.

    (b) Collections.      Upon the occurrence of an Event of
Default, FINOVA may, at its option and in its sole discretion and in addition to all of its other rights under the Loan Documents, require Borrower to make collection of all Receivables for FINOVA by directing all account debtors and other third parties to remit all payments owing to Borrower to a lockbox established in
connection with the Blocked Account.   In the event Borrower shall
nevertheless directly receive any payments or other financial proceeds of any Collateral, Borrower shall receive all payments as trustee of FINOVA and immediately deliver all payments to FINOVA in their original form as set forth below, duly endorsed in blank or cause the same to be deposited into a Blocked Account Dominion Account.

        (c) Establishment of a Lockbox Account or Dominion Account. Upon the occurrence of an Event of
Default, FINOVA may, at its option and in its sole discretion and in addition to all of its other rights under the Loan Documents, require Borrower to cause all proceeds of Collateral to be deposited into a lockbox account, or such other "blocked account" as FINOVA may require (each. a "Blocked Account") pursuant to an arrangement with such bank as may be selected by Borrower and be acceptable to FINOVA which proceeds, unless otherwise provided herein, shall be applied in payment of the Obligations in such
order as FINOVA determines in accordance with Section 2.12.   In
such event, Borrower shall issue to any such bank an irrevocable letter of instruction directing said bank to transfer such funds so deposited to FINOVA, either to any account maintained by FINOVA at said bank or by wire transfer to appropriate account(s) of FINOVA. All funds deposited in a Blocked Account shall immediately become the sole property of FINOVA and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. FINOVA assumes no responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, FINOVA may establish depository accounts in the name of FINOVA at a bank or banks for the deposit of such funds (each, a "Dominion
Account') and Borrower shall deposit all proceeds of Receivables and all cash proceeds of any sale of Inventory or, to the extent permitted herein, Equipment or cause same to be deposited, in kind, in such Dominion Accounts of FINOVA in lieu of depositing same to Blocked Accounts, and, unless otherwise provided herein, all such funds shall be applied by FINOVA to the Obligations in such order as FINOVA determines in accordance with Section 2.12, with any remaining balance to be promptly paid over to Borrower.

        (d)     Payments Without Deductions.    Borrower shall pay
principal, interest, and all other amounts payable hereunder, or under any other Loan Document, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

        (e)     Collection Days Upon Repayment.   In the event
Borrower repays the Obligations in full at any time hereafter, such payment in full shall be credited (conditioned upon final collection) to Borrowers loan account two (2) Business Days after FINOVA's receipt thereof.

         (f)     Monthly Accountings.   FINOVA shall provide
Borrower monthly with an account of advances, charges, expenses
and payments made pursuant to this Agreement.   Such account shall
be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by FINOVA), unless Borrower notifies FINOVA in writing to the contrary within thirty (30) days after each account is rendered, describing the nature of any alleged errors or admissions.

2.11.     Application of Collateral.    Except as otherwise
provided herein. FINOVA shall have the continuing and exclusive right to apply or reverse and re-apply any and all payments to any portion of the Obligations in such order and manner as FINOVA
shall determine in its sole discretion.   To the extent that
Borrower makes a payment or FINOVA receives any payment or proceeds of the Collateral for Borrower's benefit which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy law, common law or equitable cause, or otherwise, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by FINOVA.

2.12.     Application of Payments.   The amount of all payments or
amounts received by FINOVA with respect to the Loan shall be applied to the extent applicable under this Agreement: (i) first, to accrued interest through the date of such payment, including any Default Interest; (ii) then, to any late fees, overdue risk assessments, Examination Fee and expenses, collection fees and expenses and any other fees and expenses due to FINOVA hereunder; and (iii) last, the remaining balance, if any, to the unpaid principal balance of the Loan; provided however, while an Event of Default exists under this Agreement, or under any other Loan Document, each payment hereunder shall be (x) held as cash collateral to secure Obligations relating to any Letters of Credit or other contingent obligations arising under the Loan Documents and/or (y) applied to amounts owed to FINOVA by Borrower as FINOVA in its sole discretion may determine. In calculating interest and applying payments as set forth above: (a) interest shall be calculated and collected through the date a payment is actually applied by FINOVA under the terms of this Agreement; (b) interest on the outstanding balance shall be charged during any grace period permitted hereunder; (c) at the end of each month, all accrued and unpaid interest and other charges provided for hereunder shall be added to the principal balance of the Loan; and
(d) to the extent that Borrower makes a payment or FINOVA receives any payment or proceeds of the Collateral for Borrower's benefit that is subsequently invalidated, set aside or required to be repaid to any other Person, then, to such extent, the Obligations intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by FINOVA and FINOVA may adjust the Loan balances as FINOVA, in its sole discretion, deems appropriate under the circumstances.

2.13.     Notification of Closing.   Borrower shall provide FINOVA
with at least forty-eight (48) hours prior written notice of the Closing Date, to enable FINOVA to arrange for the availability of funds. In the event the closing does not take place on the date specified in Borrower's notice to FINOVA, other than through the fault of FINOVA, Borrower agrees to reimburse FINOVA for FINOVA's costs to maintain the necessary funds available for the closing, at the Revolving Interest Rate with respect to an amount equal to the initial advance under the Revolving Credit Loans facility which is to be made on the Closing Date, for the number of days which elapse between the date specified in Borrower's notice and the date upon which the closing actually occurs (which number of days shall not include the date specified in Borrower's notice, but shall include the Closing Date).

3.      SECURITY.

3.1     Security Interest in the Collateral.     To secure the
payment and performance of the Obligations when due, Borrower hereby grants to FINOVA a first priority security interest (subject only to Permitted Encumbrances) in all of Borrower's now owned or hereafter acquired or arising Inventory, Equipment, Receivables, life insurance policies and the proceeds thereof, Trademarks, Copyrights, Licenses and Patents, Investment Property (as defined in Section 9-115 of the Code) and General Intangibles, including, without limitation, all of Borrower's Deposit Accounts, money, any and all property now or at any time hereafter in FINOVA's possession (including claims and credit balances), and all proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), all products and all books and records and computer data related to any of the foregoing; provided that in no event shall Collateral include any licenses of or agreements related to franchises, trademarks, copyrights, patents or similar intellectual property licensed by Borrower from or to third parties or otherwise owned by and used with the permission of third parties, to the extent that such are consistent with past practices and made in the ordinary course of business and the grant of a security interest therein would terminate, violate or otherwise cause a default under any such license or agreement; (all of the foregoing, together with all other property in which FINOVA may be granted a lien or security interest, is referred to herein, collectively, as the "Collateral").

3.2.    Perfection and Protection of Security Interest.   Borrower
shall, at its expense, take all actions requested by FINOVA at any time to perfect, maintain, protect and enforce FINOVA's first priority security interest and other rights in the Collateral and the priority thereof from time to time, including, without limitation, (i) executing and filing financing or continuation statements and amendments thereof and executing and delivering such documents and titles in connection with motor vehicles as FINOVA shall require, all in form and substance satisfactory to FINOVA, (ii) maintaining a perpetual inventory and complete and accurate stock records, (iii) delivering to FINOVA warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued, and transferring Inventory to warehouses designated by FINOVA, (iv) placing notations on Borrower's books of account to disclose FINOVA's security interest therein and (v) delivering to FINOVA all letters of credit on which Borrower is named beneficiary. FINOVA may file, without Borrower's signature, one or more financing statements disclosing FINOVA's security interest under this Agreement. Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a
financing statement is sufficient as a financing statement.   If
any Collateral is at any time in the possession or control of any warehouseman, bailee or any of Borrower's agents or processors, Borrower shall notify such Person of FINOVA's security interest in such Collateral and, upon FINOVA's request, instruct them to hold all such Collateral for FINOVA's account subject to FINOVA's instructions. From time to time, Borrower shall, upon FINOVA's request, execute and deliver confirmatory written instruments pledging the Collateral to FINOVA, but Borrower's failure to do so shall not affect or limit FINOVA's security interest or other rights in and to the Collateral. Until the Obligations have been fully satisfied and FINOVA's obligation to make further advances hereunder has terminated, FINOVA's security interest in the Collateral shall continue in full force and effect.

3.3.     Preservation of Collateral.    FINOVA may, in its
Permitted Discretion, at any time discharge any lien or encumbrance on the Collateral or bond the same, pay any insurance, maintain guards, pay any service bureau, obtain any record or take any other action to preserve the Collateral and charge the cost thereof to Borrowers loan account as an Obligation.

3.4.     Insurance.     Borrower will maintain and deliver
evidence to FINOVA of such insurance as is required by FINOVA, written by insurers, in amounts customary for similarly situated businesses, and with lender's loss payee and additional insured, and other endorsements, satisfactory to FINOVA. All premiums with respect to such insurance shall be paid by Borrower as and when
due.   Accurate and certified copies of the policies shall be
delivered by Borrower to FINOVA.   If Borrower fails to comply
with this Section, FINOVA may (but shall not be required to) procure such insurance and endorsements at Borrower's expense and charge the cost thereof to Borrower's loan account as an Obligation.

3.5.     Collateral Reporting: Inventory.

        (a)     Invoices.         Borrower shall not re-date any
invoice or sale from the original date thereof or make sales on extended terms beyond those customary in Borrower's industry. Borrower may extend or modify the term of any Receivable, provided such extension or modification is consistent with past practices and made in the ordinary course of business and so long as doing so would not invalidate any insurance coverage or cause an Overadvance, and no Event of Default otherwise exists. If Borrower becomes aware of any matter affecting any Receivable, including information affecting the credit of the account debtor thereon, Borrower shall promptly notify FINOVA in writing.

        (b)        Instruments.     In the event any Receivable is
or becomes evidenced by a promissory note, trade acceptance or any other instrument for the payment of money, Borrower shall immediately deliver such instrument to FINOVA appropriately endorsed to FINOVA and, regardless of the form of any presentment, demand, notice of dishonor, protest and notice of protest with respect thereto, Borrower shall remain liable thereon until such instrument is paid in full.

        (c) Physical Inventory. Borrower shall conduct a physical count of the Inventory at such intervals as FINOVA requests, (but not more than quarterly, except that such limitation shall not apply upon the occurrence of an Event of Default) and promptly supply FINOVA with a copy of such accounts accompanied by a report of the value (calculated at the lower of cost or market value on a first in, first out basis) of the Inventory and such additional information with respect to the Inventory as FINOVA may reasonably request from time to time.

          (d)     Returns.      For so long as no Event of Default
has occurred and is continuing and subject to the provisions of
Section 3.6(b), if any account debtor returns any Inventory to Borrower in the ordinary course of its business, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the account debtor (sending a copy to FINOVA) in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall (i) hold the returned Inventory in trust for FINOVA, (ii) segregate all returned Inventory from all of Borrower's other property, (iii) conspicuously label the returned Inventory as FINOVA's property, and (iv) immediately notify FINOVA of the return of any Inventory, specifying the reason for such return, the location and condition of the returned Inventory, and on FINOVA's request deliver such returned Inventory to FINOVA.

(e)     Borrower shall not consign any Inventory.

3.6.    Receivables.

        (a)     Eligibility.    (i) Borrower represents and warrants
that each Receivable when created or reported to FINOVA covers and shall cover a bona fide sale or lease and delivery by it of goods or the rendition by it of services in the ordinary course of its business, and shall be for a liquidated amount and FINOVA's security interest shall not be subject to any offset, deduction, counterclaim, rights of return or cancellation, lien or other
condition.   If any representation or warranty herein is breached
as to any Receivable or any Receivable ceases to be an Eligible Receivable for any reason other than payment thereof, then FINOVA may, in addition to its other rights hereunder, designate any and all Receivables owing by that account debtor as not Eligible Receivables; provided, that FINOVA shall in any such event retain its security interest in all Receivables, whether or not Eligible Receivables, until the Obligations have been fully satisfied and FINOVA's obligation to provide loans hereunder has terminated.

(ii)  FINOVA at any time shall be entitled
to (i) establish and increase or decrease reserves against Eligible Receivables and Eligible Inventory, (ii) in the exercise of FINOVA's Permitted Discretion, reduce the advance rates in the Schedule or restore such advance rates to any level equal to or below the advance rates set forth in the Schedule or (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of "Eligible Receivables" and "Eligible Inventory," in the exercise of its
Permitted Discretion.   FINOVA may but shall not be required to
rely on the schedules and/'or reports delivered to FINOVA in connection herewith in determining the then eligibility of Receivables and Inventory. Reliance thereon by FINOVA from time to time shall not be deemed to limit the right of FINOVA to revise advance rates or standards of eligibility as provided above.

(b)             Disputes.   Borrower shall notify FINOVA
promptly of all disputes or claims and settle or adjust such disputes or claims at no expense to FINOVA, but no discount, credit or allowance shall be granted to any account debtor and no returns of merchandise shall be accepted by Borrower without FINOVA's consent, except for discounts, credits and allowances made or given in the ordinary course of Borrower's business. FINOVA may, at any time after the occurrence and during the continuance of an Event of Default, settle or adjust disputes or claims directly with account debtors for amounts and upon terms which FINOVA considers advisable in its reasonable credit judgment and, in all cases, FINOVA shall credit Borrower's loan account with only the net amounts received by FINOVA in payment of any Receivables.


3.7.     Equipment.    Borrower shall keep and maintain the
Equipment in good operating condition and repair and make all necessary replacements thereto to maintain and preserve the value and operating efficiency thereof at all times consistent with Borrower's past practice, ordinary wear and tear and obsolescence excepted. Borrower shall not permit any item of Equipment to become a fixture (other than a trade fixture) to real estate or an accession to other property.

3.8.     Other Liens; No Disposition of Collateral.      Borrower
represents, warrants and covenants that except for FINOVA's security interest, Permitted Encumbrances, and such other liens, claims and encumbrances as may be permitted by FINOVA in its sole discretion from time to time in writing, (a) all Collateral is and shall continue to be owned by it free and clear of all liens, claims and encumbrances whatsoever and (b) Borrower shall not, without FINOVA's prior written approval, sell, encumber or dispose of or permit the sale, encumbrance or disposal of any Collateral or all or any substantial part of any of its other assets (or any interest of Borrower therein), except for the sale of Inventory in the ordinary course of Borrower's business. In the event FINOVA gives any such prior written approval with respect to any such sale of Collateral, the same may be conditioned on the sale price being equal to, or greater than, the fair market value or lesser
amount acceptable to FINOVA.   The proceeds of any such sales of
Collateral shall be remitted to FINOVA pursuant to this Agreement for application to the Obligations.

3.9.     Collateral Security.   The Obligations shall constitute
one loan secured by the Collateral.
FINOVA may, in its reasonable discretion, (i) exchange, enforce, waive or release any of the Collateral, (ii) apply Collateral and direct the order or manner of sale thereof as it may determine, and (iii) settle, compromise, collect or otherwise liquidate any Collateral in any reasonable manner without affecting its right to take any other action with respect to any other Collateral.

4.      CONDITIONS OF CLOSING.

4.1     Initial Advance.   The obligation of FINOVA to make the
initial advance hereunder or to issue or arrange for the issuance of the initial Letter of Credit hereunder is subject to the fulfillment, to the satisfaction of FINOVA and its counsel, of each of the following conditions on or prior to the date set forth on the Schedule:

        (a)     Loan Documents.   FINOVA shall have received each of
the following Loan Documents: (i) the Agreement fully and properly executed by Borrower: (ii) promissory notes in such amounts not to exceed the Total Facility and on such terms and conditions as FINOVA shall specify, executed by Borrower; (iii) such security agreements, intellectual property assignments, pledge agreements, mortgages and deeds of trust as FINOVA may require with respect to this Agreement and any Guaranties, executed by each of the parties thereto and, if applicable, duly acknowledged for recording or filing in the appropriate govemmental offices; (iv) such other documents, instruments and agreements in connection herewith as FINOVA shall reasonably require, executed, certified and/or acknowledged by such parties as FINOVA shall reasonably designate;

        (b)  Terminations By Existing Lender.   Borrower's
existing lender(s) shall have executed and delivered UCC termination statements and other documentation evidencing the termination of its liens and security interests in the assets of Borrower or a subordination agreement in form and substance satisfactory to FINOVA in its sole discretion;

        (c)       Charter Documents.    FINOVA shall have
received copies of Borrower's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower:

        (d)       Good Standing.            FINOVA shall have received
a certificate of corporate status with respect to Borrower, dated within ten (10) days prior to the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state:

        (e) Foreign Qualification. FINOVA shall have received certificates of corporate status with respect to Borrower and each other Loan Party, each dated within ten (10) days prior to the Closing Date, issued by the Secretary of State of each state in which such party's failure to be duly qualified or licensed would have a material adverse effect on its financial condition or assets, indicating, that such party is in good standing;

        (f)     Authorizing Resolutions and Incumbency.
FINOVA shall have received a certificate from the Secretary of Borrower attesting, to (i) the adoption of resolutions of Borrower's Board of Directors, and shareholders or members if necessary, authorizing the borrowing of money from FINOVA and execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party, and authorizing specific officers of Borrower to execute same, and (ii) the authenticity of original specimen signatures of such officers:

        (g)       Insurance.     FINOVA shall have received the
insurance certificates and certified copies of policies required by Section 3.4 hereof, in form and substance satisfactory to FINOVA and its counsel, together with an additional insured endorsement in favor of FINOVA with respect to ail liability policies and a lender's loss payable endorsement in favor of FINOVA with respect to all casualty and business interruption policies, each in form and substance acceptable to FINOVA and its counsel;

        (h)     Title Insurance.        FINOVA shall have received
binding commitments to issue such title insurance with respect to Collateral or security for Guaranties which is comprised of real property as it shall determine;

        (i)     Searches: Certificates of Title.        FINOVA shall have
received searches reflecting the filing of its financing statements and fixture filings in such jurisdictions as it shall determine, and shall have received certificates of title with respect to the Collateral which shall have been duly executed in a manner sufficient to perfect all of the security interests granted to FINOVA;

        (j)     Landlord, Bailee and Mortgagee Waivers.         FINOVA
shall have received landlord, bailee and/or mortgagee waivers from the lessors, bailees and/or mortgagees of all locations where any Collateral is located;

         (k) Fees. Borrower shall have paid all fees payable by it on the Closing Date pursuant to this Agreement;

        (l)      Opinion of Counsel.    FINOVA shall have received an
opinion of Borrower's counsel covering such matters as FINOVA shall determine in its sole discretion:

        (m)     Officer Certificate.    FINOVA shall have received a
certificate of the President or the Chief Financial Officer or similar official of Borrower, attesting to the accuracy of each of the representations and warranties of Borrower set forth in this Agreement and the fulfillment of all conditions precedent to the initial advance hereunder;

         (n)    Solvency Certificate.         If requested, FINOVA
shall have received a signed certificate of the Borrower's duly elected Chief Financial Officer concerning the solvency and financial condition of
Borrower, on FINOVA's standard form;

        (o) Search and References. FINOVA shall have received and approved the results of UCC, tax lien, litigation, judgment, and bankruptcy searches regarding Borrower, and shall have received satisfactory customer, vendor and credit reference checks on Borrower.


        (p)     No Material Adverse Changes.    Prior to the
Closing Date, there shall have occurred no material adverse change in the financial condition of Borrower, or in the condition of the assets of Borrower, from that shown on the draft financial statements for Borrower dated on the date set forth in the Schedule. At the closing, Borrower shall deliver to FINOVA an officer's certification confirming that Borrower is unaware of the existence of any such material adverse change in Seller's financial condition.

        (q) Material Agreements. FINOVA shall have received, reviewed and approved all material agreements to which Borrower shall be a party.

        (r)     Projections.     Borrower shall submit cash flow
projections and pro forma balance sheet with adjusting entries (i) showing that the proposed financing will provide sufficient funds for the Borrower's projected working capital needs, and (ii) showing: (1) that the Borrower will have reasonably sufficient capital for the conduct of its business following the initial funding, and (2) that the Borrower will not incur debts beyond its ability to pay such debts as they mature.

         (s)            Opinions.       To the extent any Person other than
Borrower shall be parties to the Loan Documents, FINOVA reserves the right to require satisfactory opinions of counsel for each such Person concerning the proper organization of such Person and the due authorization, execution, delivery, enforceability, validity and binding effect of the Loan Documents to which such Person is a party. Each such opinion of counsel shall confirm. to the satisfaction of FINOVA, that the opinion is being delivered to FINOVA at the instruction of the party represented by such counsel, that FINOVA is entitled to rely on such opinion and that for purposes of such reliance, FINOVA is deemed to be in privity, with the opining counsel.

        (t)     Schedule Conditions.    Borrower shall have complied
with all additional conditions precedent as set forth in the Schedule attached hereto.

         (u)     Other Matters.         All other documents and legal
matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed and recorded and shall be in form and substance satisfactory to FINOVA and its counsel including, without limitation, each of the items listed on the Closing Checklist attached as Exhibit 4.1 hereto.

4.2. Subsequent Advances._ The obligation of FINOVA to make any advance or issue or cause any Letter of Credit to be issued hereunder (including the initial advance or Letter of Credit) shall be subject to the further conditions precedent that, on and as of the date of such advance or Letter of Credit issuance: (a) the representations and warranties of Borrower set forth in this Agreement shall be accurate in all material respects, before and after giving effect to such advance or issuance and to the application of any proceeds thereof, (b) no Event of Default and no event which, with notice or passage of time or both, would constitute an Event of Default has occurred and is continuing, or would result from such advance or issuance or from the application of any proceeds thereof; (c) no material adverse change has occurred in the Borrower's business, operations, financial condition, in the condition of the Collateral or other assets of Borrower or in the prospect of repayment of the Obligations; and
(d) FINOVA shall have received such other approvals, opinions or documents as FINOVA shall reasonably request.

5.      REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants that:

5.1.      Due Organization.   It is a corporation duly organized,
validly existing and in good standing under the laws of the State set forth on the Schedule, is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary in order for it to conduct its business and own its property, except where failure to do so could not reasonably be expected to have a material adverse effect on Borrower, and has all requisite power and authority to conduct its business as presently conducted, to own its property except where failure to have same could not reasonably be expected to have a material adverse effect on Borrower and to execute and deliver each of the Loan Documents to which it is a party and perform all of its Obligations thereunder, and has not taken any steps to wind-up. dissolve or otherwise liquidate its assets:

5.2.     Other Names.   Borrower has not, during the preceding
five (5) years, been known by or used any other corporate or fictitious name except as set forth on the Schedule, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during such time;

5.3. Due Authorization. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been authorized by all necessary corporate action and do not and shall not constitute a violation of any applicable law or of Borrowers Articles or Certificate of Incorporation or By-
Laws or any other document, agreement or instrument to which Borrower is a party or by which Borrower or its assets are bound:

5.4.     Binding Obligation.    Each of the Loan Documents to which
Borrower is a party is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms;

5.5.    Intangible Property.    Borrower possesses adequate
assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications and trade names for the present conduct of its business without any known conflict with the rights of others, and each is valid and has been duly registered or filed with the appropriate govemmental authorities, and for the planned future conduct of its business can readily obtain such on commercially reasonable terms; each of borrower's trademarks patent applications, copyrights, trademarks and trademark applications which have been registered or filed with any govemmental authority (including the U.S. Patent and Trademark Office and the Library of Congress) are listed by name, date and filing number on the Schedule;

5.6.    Capital.        Borrower has capital sufficient to conduct its
business, is able to pay its debts as they mature, and owns property having a fair salable value occurred which, with the giving of notice or the lapse of greater than the amount required to pay all of its debts (including, reasonably anticipated contingent debts);

5. 7.   Material Litigation.    Borrower has no pending or overtly
threatened litigation, actions or proceedings except as disclosed in Borrower's 10-K and 10-K. None of which could reasonably be expected to materially and adversely affect its business, assets, operations, prospects or condition, financial or otherwise, or the Collateral or any of FINOVA's interests therein;

5.8.   Title; Security Interests of FINOVA.          Borrower has
good, indefeasible and merchantable title to the Collateral and, upon the execution and delivery of the Loan Documents the filing of UCC-1 Financing Statements, delivery of the certificate(s) evidencing any pledged securities, the filing of any collateral assignments or security agreements regarding Borrower, Trademarks, Copyrights, Licenses and/or Patents, if any, with the appropriate govemmental offices and the recording of any been mortgages or deeds of trust with respect to real property, in each case in the appropriate offices, this Agreement and such documents shall create valid and perfected first priority liens in the Collateral, subject only to Permitted Encumbrances;

5.9.    Restrictive Agreements; Labor Contracts.        Borrower is
not a party or subject to any contract or subject to any charge, corporate restriction, judgment, decree or order materially and adversely affecting its business, assets, operations, prospects condition, financial or otherwise, or which restricts its right or ability to incur Indebtedness other than the Obligations, and it is not party to any labor dispute. In addition, no labor contract is scheduled to expire during the Initial Term of this Agreement, except as disclosed to FINOVA in writing prior to the date hereof;

5.10.        Laws.      Borrower is not in violation of any
applicable statute, regulation, ordinance or any order of any court, tribunal or govemmental agency, in any respect materially and adversely affecting the Collateral or its business, assets, operations, prospects or condition, financial or otherwise;

5.11. Consents. Borrower has obtained or caused to be obtained or issued any required consent of a govemmental agency or other Person in connection with the financing contemplated hereby;

5.12    Defaults.       Borrower is not in default in any material
respect with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which it is a party or by which it or its assets are bound under which there is an indebtedness outstanding or available in excess of $5,000,000, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would cause such a default;

5.13.        Financial Condition.       The Prepared Financials fairly
present Borrowers financial condition and results of operations and those of such other Persons described therein as of the date thereof in accordance with GAAP; there are no material omissions from the Prepared Financials or other facts or circumstances not reflected in the Prepared Financials; and there has been no material and adverse change in such financial condition or operations since the date of the initial Prepared Financials delivered to FINOVA hereunder;

5.14.     ERISA.        None of Borrower, any ERISA Affiliate, or any
Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a) or any of the published interpretations thereunder, nor has Borrower or any ERISA Affiliate received any notice to such effect. No notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, nor has any Plan terminated under ERISA. The PBGC has not instituted proceedings to terminate, or appointed a trustee administer, a Plan. No lien upon the assets of Borrower has arisen with respect to a Plan. No prohibited transaction or Reportable Event has occurred with respect Labor to a Plan. Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan.
Borrower and each ERISA Affiliate have made all contributions required to be made by them or to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived;

5.15.     Taxes.                Borrower has filed all tax returns and
such other reports as it is required by law to file and has paid or made adequate provision for the payment on or prior to the date when due of all taxes, assessments and similar charges that are due and payable, except where contested in good faith by appropriate proceedings and adequate reserves have been established in accordance with GAAP;

5.16.   Locations; Federal Tax ID No.   Borrower's chief
executive office and the offices and locations where it keeps the Collateral (except for inventory in transit) are at the locations set forth on the Schedule, except to the extent that such locations may have been changed after notice to FINOVA in accordance with Section 6.4 hereof, Borrower's federal tax identification number is as shown on the Schedule;

5.17.     Business Relationships.       There exists no actual or
threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or any group of customers related to each other whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which could reasonably be expected to material and adversely affect Borrower or prevent Borrower from conducting, such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted: and

5.18.     Reaffirmations.       Each request for a loan made by
Borrower pursuant to this Agreement shall constitute (i) an automatic representation and warranty by Borrower to FINOVA that there does not then exist any Event of Default and (ii) a reaffirmation as of the date of said request of all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents.

6.              COVENANTS.

6.1.     Affirmative Covenants.         Borrower covenants that, so
long as any Obligation remains outstanding, and this Agreement is in effect, it shall:

6.1.1.     Taxes.               File all tax returns and pay or make
adequate provision for the payment of all taxes, assessments and other charges on or prior to the date when due, except where contested in good faith by appropriate proceedings and adequate reserves have been established in accordance with GAAP

6.1.2.     Notice Of Litigation.        Promptly notify FINOVA in
writing, of any litigation, suit or administrative proceeding which may materially and adversely affect the Collateral or Borrowers business, assets, operations, prospects or condition, financial or otherwise, whether or not the claim is covered by insurance.

6.1.3.     ERISA.               Notify FINOVA in writing (i)
promptly upon the occurrence of any event described in Paragraph 4043 of ERISA, other than a termination, partial termination or merger of a Plan or a transfer of a Plan's assets and (ii) prior to any termination, partial termination or merger of a Plan or a transfer of a Plan's assets;

6.1.4. Change in Location. Notify FINOVA in writing thirty (30) days prior to any change in the location of Borrower's chief executive office or the location of any Collateral, or Borrower's opening or closing of any other place of business;

6.1.5. Corporate Existence. Maintain its corporate existence and its qualification to do business and good standing in all states necessary for the conduct of its business and the ownership of its property, except where failure to do so could not reasonably be expected to have a material adverse effect on Borrower, and maintain adequate assets, licenses, patents, copyrights, trademarks and trade names for the conduct of its business;

6.1.6.     Labor Disputes.      Promptly notify FINOVA in writing of
any labor dispute to which Borrower is or may become subject and the expiration of any labor contract to which Borrower is a party or bound;

6.1.7.     Violations of Law.   Promptly notify FINOVA in
writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to Borrower which may materially and adversely affect the Collateral or Borrower's business, assets, prospects, operations or condition, financial or otherwise:

6.1.8.     Defaults.    Notify FINOVA in writing within five (5)
Business Days of Borrower's default under any note, indenture, loan agreement, mortgage, lease or other agreement to which Borrower is a party or by which Borrower is bound under which there is an Indebtedness outstanding, or available in excess of $5,000,000, or of any other default under any Indebtedness of Borrower outstanding or available in excess of $5,000,000;

6.1.9.     Capital Expenditures.        Promptly notify FINOVA in
writing of the making of any Capital Expenditure materially affecting Borrowers business, assets, prospects, operations or condition, financial or otherwise, except to the extent permitted in the Schedule;

6.1.10.    Books and Records.           Keep adequate records
and books of account with respect to its business activities in which proper entries are made in accordance with GAAP, reflecting all of its financial transactions;

6.1.11. Leases; Warehouse Agreements.   Provide FINOVA with (i)
copies of all agreements between Borrower and any landlord, warehouseman or bailee which owns any premises at which any Collateral may, from time to time, be located (whether for processing, storage or otherwise), and (ii) without limiting the landlord, bailee and/or mortgagee waivers to be provided pursuant to Section 4.1 (j) hereof, additional landlord, bailee and/or mortgagee waivers in form acceptable to FINOVA with respect to all locations where any material portion of Collateral, as determined in FINOVA's sole discretion, is hereafter located;

6.1.12. Additional Documents. At FINOVA's request, promptly execute or cause to be executed and delivered to FINOVA any and all documents, instruments or agreements reasonably deemed necessary by FINOVA to facilitate the collection of the Obligations or the Collateral or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents. Without limiting the Generality of the foregoing, if any of the Receivables arises out of a contract with the United States of America or any department, agency, subdivision or instrumentality thereof, (i) prior to the occurrence of an Event of Default, Borrower shall promptly notify FINOVA in writing of any such Receivable in excess of $2.000,000, and shall execute any instruments and take any other action reasonably required or requested by FINOVA to comply with the provisions of the Federal Assignment of Claims Act, and (ii) upon the occurrence of an Event of Default, Borrower shall promptly notify FINOVA in writing of any such Receivable (without dollar limitation) and shall execute any instruments and take any other action reasonably required or requested by FINOVA to comply with the provisions of the Federal Assignment of Claims Act; and

6.1.13.    Financial Covenants.         Comply with the financial
covenants set forth on the Schedule.

6.2.     Negative Covenants.    Without FINOVA's prior written
consent, which consent FINOVA may withhold in its sole discretion, so long as any Obligation remains outstanding and this Agreement is in effect, Borrower shall not:

6.2.1.     Mergers.     Merge or consolidate with or acquire any
other Person, or make any other material change in its capital structure or in its business or operations, which could reasonably be expected to adversely affect the repayment of the Obligations:

6.2.2.     Loans.       Make advances, loans or extensions of
credit to, or invest in, any Person in excess of $500,000 in the aggregate;

6.2.3.     Dividends.    Declare or pay cash dividends upon any of
its stock or distribute any of its property or redeem, retire, purchase or acquire directly or indirectly any of its stock in excess of $500,000 in the aggregate:

6.2.4.     Adverse Transactions.        Enter into any transaction
which materially and adversely affects the Collateral or its ability to repay the Obligations in full as and when due;

6.2.5.   Indebtedness of Others.        Guarantee or become
directly or contingently liable for the Indebtedness of any Person, except by (i) endorsement of instruments for deposit, (ii) for the existing guarantees made by Borrower prior to the date hereof, if any, which are set forth in the Schedule: (iii) contingent obligation with respect to letters of credit, banker's acceptances, surety bonds and the like in the ordinary course of business, (iv) contingent obligations of Borrower with respect to any obligations of a subsidiary, (vi) continent obligations in connection with permitted investments under Section 6.2.2. and
(vii) contingent obligations consisting of guaranties and other credit support in respect of transactions entered into in the ordinary course of business and any other contingent obligations, not to exceed $20,000.000 in the aggregate at any time.

6.2.6.  Repurchase.     Make a sale to any customer on a
bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or any other repurchase or return basis:

6.2.7.     Name.                Use any corporate or fictitious name other
than its corporate name as set forth in its Articles or Certificate of Incorporation on the date hereof, or as set forth on the Schedule, or other names with respect to which Borrower has given FINOVA at least thirty (30) days prior written notice;

6.2.8. Prepayment.      Prepay any Indebtedness other than trade
payables and other than the
Obligations;

6.2.9.     Capital Expenditure.          Make or incur any Capital
Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Borrower in any fiscal year would exceed the amount set forth on the Schedule;

6.2.10.  Compensation.          Pay total compensation, including
salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly. in money or otherwise, during any fiscal year to all of Borrower's executives, officers and directors (or any relative thereof) in an amount in excess of the amount set forth on the Schedule;

6.2.11   Indebtedness.          Create, incur, assume or permit to
exist any Indebtedness (including Indebtedness in connection with Capital Leases) in excess of the amount set forth on the Schedule, other than (i) the Obligations, (ii) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business, and (iii) other Indebtedness existing on the date of this Agreement and reflected in the Prepared Financials (except Indebtedness paid on the date of this Agreement from proceeds of the initial advances hereunder), (iv) Subordinated Debt, (v) intercompany Indebtedness, (vi) Indebtedness consisting of contingent obligations permitted by
Section 6.2.5. (vii) purchase money Indebtedness secured by Permitted Encumbrances, and (viii) other Indebtedness not to exceed $10,000,000 at any time outstanding;

6.2.12.     Affiliate Transactions.              Except as set forth
below or as otherwise permitted by this Agreement, sell, transfer, distribute or pay any money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or Indebtedness, or any property, of any Affiliate, or become liable on any guaranty of the indebtedness, dividends or other obligations of any Affiliate. Notwithstanding the foregoing, Borrower may pay compensation permitted by Section
6.23 to employees who are Affiliates and, if no Event of Default has occurred, Borrower may (i) engage in transactions with Affiliates in the normal course of business, in amounts and upon terms which are fully disclosed to FINOVA and which are no less favorable to Borrower than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate, and (ii) make payments to a Subordinating Creditor that is an Affiliate, subject to and only to the extent expressly permitted in the Subordination Agreement between such Subordinating Creditor and FINOVA;

                  6.2.13.     Nature of Business.        Enter into any
new business, except business reasonably related or incidental to Borrower's current business, or make any material change in any of Borrower's business objectives, purposes or operations;

6.2.14.     FINOVA's Name.      Use the name of FINOVA in connection
with any of Borrower's business or activities, except in connection with internal business matters or as required in dealings with governmental agencies and financial institutions or with trade creditors of Borrower, solely for credit reference purposes; or

6.2.15.     Margin Security.    Borrower will not (and has not in
the past) engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G or Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan or other advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or in any manner which might cause such Loan or other advance or the application of such proceeds to violate (or require any regulatory filing under) Regulation G, Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, in each case as in effect on the date or dates of such Loan or other advance and such use of proceeds. Further, no proceeds of any Loan or other advance will be used to acquire any security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

6.2.16.     Real Property.      Purchase or acquire any real
property without FINOVA's prior written consent, a condition of which consent shall include delivery of appropriate environmental reports and analysis, in form and substance satisfactory to FINOVA and its counsel.

7.              DEFAULT AND REMEDIES.

7.1.     Events of Default      Any one or more of the following
events shall constitute an Event of Default under this Agreement:

         (a) Borrower fails to pay when due and payable any portion of the Obligations at stated maturity, upon acceleration or otherwise and such failure shall continue for three (3)
Business Days;

         (b) Borrower or any other Loan Party fails or neglects to perform, keep or observe any covenant or agreement contained in Sections 6.1.4, 6.1.5, 6.1.11, 6.1.13 or 6.2, or (ii) Borrower or
any other Loan Party fails or neglects to perform, keep or observe any other Obligation including, but not limited to, any other term, provision, condition, covenant or agreement contained in any Loan Document to which Borrower or such other Loan Party is a party, unless such failure or neglect is cured by Borrower or such Loan Party within 15 days after the occurrence thereof,

        (c)       Any material adverse change occurs in
Borrower's business, assets, operations, prospects or financial condition in the aggregate, provided that seasonably and monthly fluctuations in the volume of Borrower's business activity which are reasonably consistent with Borrower's past practices shall not constitute a material adverse change in Borrower's business, asset, operations or financial condition;

      (d) The value or priority of FINOVA's security interest in the Collateral is materially impaired;

      (e) Any portion of Borrower's assets is seized, attached, subjected to a writ or distress warrant, is levied upon or comes into the possession of any judicial officer;

        (f) Borrower shall generally not pay its debts as they become due or shall enter into any agreement (whether written or oral), or offer to enter into any agreement, with all or a significant number of its creditors regarding any moratorium or other indulgence with respect to its debts or the participation of such creditors or their representatives in the supervision, management or control of the business of Borrower;

        (g) Any bankruptcy or other insolvency proceeding is commenced by Borrower, or any such proceeding is commenced against Borrower and remains undischarged or unstayed for forty-five (45) days;

        (h) Any notice of lien, levy or assessment is filed of record with respect to any of Borrowers assets;

        (i) Any judgments not fully covered by insurance are entered against Borrower in an aggregate amount exceeding
$5,000,000.00 in any fiscal year;

        (j) Any default shall occur and the applicable grace period shall expire under (i) any material agreement between Borrower and any third party including, without limitation, any default which would result in a right by such third party to accelerate the maturity of any Indebtedness of Borrower to such third party under which there is an Indebtedness outstanding or available in excess of $10,000.000.00, or (ii) any Subordinated Debt in excess $10,000,000.00;

         (k) Any representation or warranty made or deemed to be made by Borrower, any Affiliate or any other Loan Party in any Loan Document or any other statement, document or report made or delivered to FINOVA in connection therewith shall prove to have been misleading in any material respect as of the date made;

        (l) Any Prohibited Transaction or Reportable Event shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; any lien upon the assets of Borrower in connection with any Plan shall arise;
Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; or

         (m) Any transfer of more than fifty-one percent (51%) of the issued and outstanding shares of common stock or other evidence of ownership of Borrower.

        NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, FINOVA
RESERVES THE RIGHT TO CEASE MAKING ANY LOANS DURING ANY CURE
PERIOD STATED ABOVE, AND THEREAFTER IF AN EVENT OF DEFAULT HAS
OCCURRED.

7.2.    Remedies.       Upon the occurrence of an Event of Default,
FINOVA may, at its option and in its sole discretion and in addition to all of its other rights under the Loan Documents, cease making Loans, terminate this Agreement and/or declare all of the Obligations to be immediately payable in full. Borrower agrees that FINOVA shall also have all of its rights and remedies under applicable law, including, without limitation, the default rights and remedies of a secured party under the Code, and upon the occurrence of an Event of Default Borrower hereby consents to the appointment of a receiver by FINOVA in any action initiated by FINOVA pursuant to this Agreement and to the jurisdiction and venue set forth in Section 9.25 hereof, and Borrower waives notice and posting of a bond in connection therewith. Further, FINOVA may, at any time, take possession of the Collateral and keep it on Borrower's premises at no cost to FINOVA, or remove any part of it to such other place(s) as FINOVA may desire, or Borrower shall, upon FINOVA's demand, at Borrower's sole cost, assemble the Collateral and make it available to FINOVA at a place reasonably convenient to FINOVA. FINOVA may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as FINOVA deems advisable, at FINOVA's discretion, and may, if FINOVA deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned
sale without giving a new notice of sale.   Borrower agrees that
FINOVA has no obligation to preserve rights to the Collateral or marshall any Collateral for the benefit of any Person. FINOVA is hereby granted a license or other right to use, without charge, Borrowers labels, patents, copyrights, name, trade secrets, trade names, trademarks and advertising matter, or any similar property, in completing production, advertising or selling any Collateral and Borrowers rights under all licenses and all franchise
agreements shall inure to FINOVA's benefit.   Any requirement of
reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at its address set forth in the heading to this Agreement at least five (5) days before sale or other
disposition.   The proceeds of sale shall be applied, first, to
all attorneys' fees and other expenses of sale, and second, to the Obligations in such order as FINOVA shall elect, in its sole discretion. FINOVA shall return any excess to Borrower and Borrower shall remain liable for any deficiency to the fullest extent permitted by law.

7.3. Standards for Determining Commercial Reasonableness. Borrower and FINOVA agree that the following conduct by FINOVA with respect to any disposition of Collateral shall conclusively be deemed commercially reasonable (but other conduct by FINOVA, including, but not limited to, FINOVA's use in its sole discretion of other or different times, places and manners of noticing and conducting any disposition of Collateral shall not be deemed unreasonable): Any public or private disposition: (i) as to which on no later than the fifth calendar day prior thereto written notice thereof is mailed or personally delivered to Borrower and. with respect to any public disposition, on no later than the fifth calendar day, prior thereto notice thereof describing, in general non-specific terms. the Collateral to be disposed of is published once in a newspaper of general circulation in the county where the sale is to be conducted (provided that no notice of any public or private disposition need be given to the Borrower or published if the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market);
(ii) which is conducted at any place designated by FINOVA, with or without the Collateral being present; and (iii) which commences at any time between 8:00 a.m. and 5:00 p.m. Without limiting the generality of the foregoing, Borrower expressly agrees that, with respect to any disposition of accounts, instruments and general intangibles. it shall be commercially reasonable for FINOVA to direct any prospective purchaser thereof to ascertain directly from Borrower any and all information concerning, the same, including, but not limited to, the terms of payment, aging and delinquency, if any, the financial condition of any obligor or account debtor thereon or guarantor thereof, and any collateral therefor.

8.                       EXPENSES AND INDEMNITIES

8.l.    Expenses.        Borrower covenants that, so long as any
Obligation remains outstanding and this Agreement remains in effect, it shall promptly reimburse FINOVA for all reasonable costs, fees and expenses incurred by FINOVA in connection with the negotiation, preparation, execution, delivery, administration and enforcement of each of the Loan Documents, including, but not limited to, the attorneys' and paralegals' fees of in-house and outside counsel, expert witness fees, lien, title search and insurance fees, appraisal fees, all charges and expenses incurred in connection with any and all environmental reports and environmental remediation activities, and all other reasonable costs, expenses, taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement, including, without limitation all such costs, fees and expenses as FINOVA shall incur or for which FINOVA shall become obligated in connection with (i) any inspection or verification of the Collateral, (ii) any proceeding relating to the Loan Documents or the Collateral, (iii) actions taken with respect to the Collateral and FINOVA's security interest therein, including, without limitation, the defense or prosecution of any action involving FINOVA and Borrower or any third party, (iv) enforcement of any of FINOVA's rights and remedies with respect to the Obligations or Collateral and (v) consultation with FINOVA's attorneys and participation in any workout, bankruptcy or other insolvency or other proceeding involving any Loan Party or any Affiliate, whether or not suit is filed or the issues are peculiar to federal bankruptcy or state insolvency laws. Borrower shall also pay all FINOVA customary charges in connection with bank wire transfers, forwarding of loan proceeds, deposits of checks and other items of payment, returned checks, establishment and maintenance of lockboxes and other Blocked Accounts, and all other bank and administrative matters, in accordance with FINOVA's schedule of bank and administrative fees and charges in effect from time to time.

8.2.    Environmental Matters.

         (a)    Definitions.    The following, definitions apply to
the provisions of this Section 8.2: (a) the term "Applicable Law" shall include, but shall not be limited to, all local, state and/or federal laws, rules, regulations or ordinances, whether currently in existence or hereafter enacted, which govern, to the extent applicable to the Property or to Borrower, (i) the existence, cleanup and/or remedy of contamination on real property; (ii) the protection of the environment from soil, air or water pollution, or from spilled, deposited or otherwise emplaced contamination; (iii) the emission or discharge of hazardous substances into the environment; (iv) the control of hazardous wastes; or (v) the use, -veneration, transport, treatment, removal or recovery of Hazardous Substances; (b) the term "Hazardous Substance" shall mean (i) any oil, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which either pose a hazard to the Property or to persons on or about the Property or cause the Property to be in violation of any Applicable Law; (ii) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas;
(iii) any chemical, material or substance defined as or included in the definition of "hazardous substances," "waste," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any Applicable Law; ; (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority which may or could pose a hazard to the health or safety of the occupants of the Property or the owners and/or occupants of property adjacent to or surrounding the Property, or any other person coming upon the Property or adjacent property and (v) any other chemical, materials or substance which may or could pose a hazard to the environment: and (c) the term "Property" shall mean all real property, wherever located, in which Borrower or any Affiliate of Borrower has any right, title or interest, whether now existing or hereafter arising, and including, without limitation, as owner, lessor or lessee.

          (b)     Covenants and Representations.                (1) Borrower
represents and warrants that there have not been during the period of Borrower's possession of any interest in the Property and, to the best of its knowledge after reasonable inquiry, there have not been at any other times, any activities on the Property involving, directly or indirectly, the use, generation, treatment, storage or disposal of any Hazardous Substances except in compliance with Applicable Law (i) under, on or in the land included in the Property, whether contained in soil, tanks, sumps, ponds, lagoons, barrels, cans or other containments. structures or equipment, (ii) incorporated in the buildings. structures or improvements included in the Property. including any building material containing asbestos, or (iii) used in connection with any operations on or in the Property. (2) Without limiting the generality of the foregoing and to the extent not included within the scope of this Section
8.2(b), Borrower represents and warrants that it is in material compliance with Applicable Law and has received no notice from any Person or any governmental agency or other entity of any violation by Borrower of any Applicable Law, (3) Borrower shall be solely responsible for and agrees to indemnify FINOVA, protect and defend
FINOVA with counsel reasonably acceptable to FINOVA, and hold
FINOVA harmless from and against any claims, actions, administrative proceedings. judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims), interest or losses, attorneys' fees
(including any, fees and expenses incurred in enforcing this indemnity), consultant fees, expert fees, and other out-of-pocket costs or expenses actually incurred by FINOVA (collectively, the "Environmental Costs"), that may, at any time or from time to time, arise directly or indirectly from or in connection with: (i) the presence, suspected presence, release or suspected release of any Hazardous Substance whether into the air, soil, surface water or groundwater of or at the Property, or any other violation of Applicable Law, or (ii) any breach of the foregoing representations and covenants; except to the extent any of the foregoing result from the negligence or actions of FINOVA. its employees, agents and representatives. All Environmental Costs incurred or advanced by FINOVA shall be deemed to be made by FINOVA in good faith and shall constitute Obligations hereunder.

9.              .MISCELLANEOUS.

9.1.    Examination of Records; Financial Reporting:

      (a) Examinations. FINOVA shall at all reasonable times, upon reasonable notice, have full access to and the right to examine, audit, make abstracts and copies from and inspect Borrowers records, files, books of account and all other documents, instruments and agreements relating to the Collateral and the right to check, test and appraise the Collateral. Borrower shall deliver to FINOVA any instrument necessary for FINOVA to obtain records from any service bureau maintaining records for Borrower. All instruments and certificates prepared by Borrower showing the value of any of the Collateral shall be accompanied, upon FINOVA's request, by copies of related purchase orders and invoices. Notwithstanding the foregoing, except during the continuance of an Event of Default. Borrower shall not be required to disclose any document or information that constitutes non-financial trade secrets or proprietary information, and in no event shall Borrower be required to make any disclosure where prohibited by law or agreement binding on Borrower. FINOVA may, at any time after the occurrence of an Event of Default, remove from Borrower's premises Borrower's books and records (or copies thereof) or require Borrower to deliver such books and records or
copies to FINOVA.   FINOVA may, upon reasonable notice, without
expense to FINOVA, use such of Borrower's personnel, supplies and premises as may be reasonably necessary for maintaining or enforcing FINOVA's security interest.

(b)     Reporting Requirements.         Borrower shall fumish
FINOVA, upon request, such information and statements as FINOVA shall reasonably request from time to time regarding Borrowers business affairs,
financial condition and the results of its operations.   Without
limiting the generality of the foregoing
Borrower shall provide FINOVA with: (i) FINOVA's standard form collateral and loan report, at each draw request and least monthly, and upon FINOVA's request, copies of sales journals, cash receipt journals, and deposit slips; (ii) upon FINOVA's request, copies of sales invoices, customer statements and credit memoranda issued, remittance advices and reports; (iii) copies of shipping and delivery documents, upon request; (iv) on or prior to the date set forth on the Schedule, monthly agings (aged from invoice date) and reconciliations of Receivables (with listings of concentrated accounts), payables reports, inventory reports, compliance certificates and unaudited financial statements with respect to the prior month prepared on a basis consistent with such statements prepared in prior months and otherwise in accordance with GAAP: (v) audited annual consolidated and financial statements, prepared in accordance with GAAP applied on a basis consistent with the most recent Prepared Financials provided to FINOVA by Borrower, including balance sheets, income and cash flow statements, accompanied by the unqualified report thereon of independent certified public accountants of nationally recognized standing, as soon as available, and in any event. within ninety
(90) days after the end of each of Borrower's fiscal years; and
(vi) such certificates relating to the foregoing as FINOVA may request, including, without limitation, a quarterly certificate from the chief financial officer of Borrower showing Borrower's compliance with each of the financial covenants set forth in this Agreement, and stating whether any Event of Default has occurred or event which, with giving of notice or the passage of time, or both, would constitute an Event of Default, and if so, the steps being taken to prevent or cure such Event of Default. All reports or financial statements submitted by Borrower shall be in reasonable detail and shall be certified by the principal financial officer of Borrower as being complete and correct.

9.2.    Term; Termination.

        (a)     Term.   The Term of the Revolving Credit Loans
facility and the obligation of FINOVA to made advances with respect thereto in accordance with this Agreement shall be as set forth on the Schedule, and the Revolving Credit Loans facility and this Agreement, unless earlier terminated as provided herein.

        (b)     Prior Notice.   Each party shall have the right to
terminate this Agreement effective at the end of the Term by giving the other party written notice not less than sixty (60) days prior to the effective date of such termination, by registered or certified mail.

         (c)     Payment in Full.       Upon the effective date of
termination. the Obligations shall become immediately due and payable in full in cash.

        (d)     Early Termination; Termination Fee.     In addition
to the procedure set forth in Section 9.2(b), Borrower may terminate this Agreement at any time but only upon sixty (60) days' prior written notice and prepayment of the Obligations.
Upon any such early termination by Borrower or any termination of this Agreement by FINOVA upon the occurrence of an Event of Default, then, and in any such event, Borrower shall pay to FINOVA upon the effective date of such termination a fee (the
"Termination Fee ") in an amount equal to the amount shown on the Schedule.

9.3.     Recourse to Security: Certain Waivers.         All
Obligations shall be payable by Borrower as provided for herein and, in full, at the termination of this Agreement; recourse to security shall not be required at any time. Borrower waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which Borrower might otherwise be entitled.

9.4.     No Waiver by FINOVA.           Neither FINOVA's failure
to exercise any right, remedy or option under this Agreement, any supplement, the Loan Documents or other agreement between FINOVA and Borrower nor any delay by FINOVA in exercising the same shall operate as a waiver. No waiver by FINOVA shall be effective unless in writing and then only to the extent stated. No waiver by FINOVA shall affect its right to require strict performance of this Agreement. FINOVA's rights and remedies shall be cumulative and not exclusive.

9.5.     Binding on Successor and Assigns.      All terms,
conditions, promises, covenants, provisions and warranties shall inure to the benefit of and bind FINOVA's and Borrower's respective representatives, successors and assigns.

9.6. Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.


9.7.      Amendments;  Assignments.     This Agreement may not be
modified, altered or    amended, except by an agreement in writing
signed by Borrower and FINOVA. Borrower may not sell, assign or transfer any interest in this Agreement or any other Loan Document, or any portion thereof, including, without limitation, any of Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. FINOVA may participate, sell, assign, transfer or other dispose, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation. FINOVA's rights, title, interests, remedies, powers and duties hereunder or thereunder (i) at any time or times prior to the occurrence of any Event of Default, with Borrower's consent, which consent shall not be unreasonably withheld, and (ii) at any time or times after the occurrence of an
Event of Default, Borrower hereby consenting thereto.   In
connection therewith. FINOVA may disclose all documents and information which FINO'VA now or hereafter may have relating to Borrower or Borrowers business subject to an appropriate confidentiality agreement substantially in accordance with Section
9.28. To the extent that FINOVA assigns its rights and obligations hereunder to a third party, FINOVA shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third party.

9.8.     Integration.   This Agreement, together with the Schedule
(which is a part hereof) and the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby.

9.9.     Survival.      All of the representations and warranties
of Borrower contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties. No termination of this Agreement or of any guaranty of the Obligations shall affect or impair the powers, obligations, duties, rights, representations, warranties or liabilities of the parties hereto and all shall survive such termination.

9.10.     Evidence of Obligations.               Each Obligation may, in
FINOVA's discretion, be evidenced by notes or other instruments issued or made by Borrower to FINOVA. If not so evidenced, such Obligation shall be evidenced solely by entries upon FINOVA's books and records.

9.11. Loan Requests. Each oral or written request for a loan by any Person who purports to be any employee, officer or authorized agent of Borrower shall be made to FINOVA on or prior to 11:00 a.m., Pacific time, on the Business Day on which the proceeds thereof are requested to be paid to Borrower and shall be conclusively presumed to be made by a Person authorized by Borrower to do so and the crediting of a loan to Borrower's operating account shall conclusively establish Borrower's obligation to repay such loan. Unless and until Borrower otherwise directs FINOVA in writing, all loans shall be wired to Borrowers operating account set forth on the Schedule.

9.12.   Notices.         Any notice required hereunder shall be in
writing and addressed to the
Borrower and FINOVA at their addresses set forth at the beginning of this Agreement. Notices hereunder shall be deemed received on the earlier of receipt, whether by personal delivery, facsimile, or otherwise, or within three (3) Business Days after deposit in the United States mail, postage prepaid.

9.13. Brokerage Fees.           Borrower represents and warrants to
FFNOVA that, with respect to the financing transaction herein contemplated, no Person is entitled to any brokerage fee or other commission and Borrower agrees to indemnify and hold FINOVA harmless against any and all such claims.

9.14.     Disclosure.   No representation or warranty made by
Borrower in this Agreement, or in any financial statement, report, certificate or any other document fumished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to FINOVA in writing with respect to the transactions contemplated by this Agreement which materially and adversely affects the business, assets, operations, prospects or condition (financial or otherwise), of Borrower.

9.15.     Publicity.    FINOVA, upon Borrower's prior approval,
which approval shall not be unreasonably withheld, is hereby authorized to issue appropriate press releases and to 'cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

9.16.     Captions.     The Section titles contained in this
Agreement are without substantive meaning and are not part of this Agreement.

9.17.   Injunctive Relief.      Borrower recognizes that, in the
event Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to FINOVA. Therefore, FINOVA, if it so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

9.18.     Counterparts: Facsimile Execution.    This Agreement may
be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

9.19    Construction.   The parties acknowledge that each party
and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

9.20.   Time of Essence.        Time is of the essence fort he
performance by Borrower of the
Obligations set forth in this Agreement.

9.21. Liability. Neither FINOVA nor any FINOVA Affiliate shall be liable for any indirect, special, incidental or consequential damages in connection with any breach of contract, tort or other wrong relating to this Agreement or the Obligations or the establishment, administration or collection thereof (including without limitation damages for loss of profits, business interruption, or the like), whether such damages are foreseeable or unforeseeable, even if FTNOVA has been advised of the possibility of such damages. Neither FINOVA, nor any FINOVA Affiliate shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by the Borrower through the ordinary negligence of FINOVA, or any FINOVA Affiliate. "FINOVA Affiliate" shall mean FINOVA's directors, officers, employees, agents, attomeys or any other Person or entity affiliated with or representing FINOVA.

9.22.     Application of Insurance Proceeds.    The net proceeds
of any casualty insurance insuring the Collateral, after deducting all costs and expenses (including attorneys' fees) of collection, shall be applied if no Event of Default then exists either toward replacing or restoring the Collateral, in a manner and on terms reasonably satisfactory to FINOVA, or if an Event of Default then exists, at FINOVA's option, toward payment of the Obligations. Any proceeds applied to the payment of Obligations shall be applied in such manner as FINOVA may elect. In no event shall such application relieve Borrower from payment in full of all installments of principal and interest which thereafter become due in the order of maturity thereof.

9.23.    Power of Attomey.      Borrower appoints FINOVA and its
designees as Borrower's attorney, with the power to endorse Borrower's name on any checks, notes, acceptances, money orders or other forms of payment or security that come into FINOVA's possession; to sign Borrower's name on any invoice or bill of lading relating to any Receivable, on drafts against customers, on assignments of Receivables, on notices of assignment, financing statements and other public records, on verifications of accounts and on notices to customers or account debtors; to send requests for verification of Receivables to customers or account debtors; after the occurrence of any Event of Default, to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by FINOVA and to open and dispose of all mail addressed to Borrower; and to do all other things FINOVA deems reasonably necessary or desirable to carry out the terms of this Agreement. Borrower hereby ratifies and approves all acts of such attomey. Neither FINOVA nor any of its designees shall be liable for any acts or omissions nor for any error of judgment or mistake of fact or law while acting as Borrower's attomey, except resulting from its or their gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and FINOVA's obligation to provide loans hereunder shall have terminated

9.24.   Governing Law;  Waivers.        THIS AGREEMENT, INCLUDING
WITHOUT LIMITATION ENFORCEMENT OF THE OBLIGATIONS, SHALL BE INTERPRETED IN ACCORDANCEWITH THE INTERNAL LAWS (AND NOT THE CONFLICT OF LAWS RULES) OF THE STATE OF ARIZONA GOVERNING CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MARICOPA IN THE STATE OF ARIZONA OR, AT THE SOLE OPTION OF FINOVA, IN ANY OTHER COURT IN WHICH FINOVA SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. BORROWER WAIVES ANY OBJECTION OF FORUM NON CONVENIENS AND VENUE. BORROWER FURTHER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE IN THE MANNER SET FORTH IN SECTION 9.12 HEREOF FOR THE GIVING OF NOTICE. BORROWER FURTHER WAIVES ANY RIGHT IT MAY OTHERWISE HAVE TO COLLATERALLY ATTACK ANY JUDGMENT ENTERED AGAINST IT.

9.25.     MUTUAL WAIVER OF RIGHT TO JURY TRIAL.         FINOVA AND
BORROWER EACH HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (i) THIS AGREEMENT; (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN FINOVA AND BORROWER; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF FINOVA OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH FINOVA OR BORROWER; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

9.26. Confidentiality Agreement. FINOVA agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by Borrower under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with Borrower or any subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by FINOVA or as a result of disclosure by a third parry in violation of a confidentiality agreement known to FINOVA, or (ii) was or becomes available on a non-confidential basis from a source other than Borrower, provided that such source is not bound by a confidentiality agreement with Borrower known to ' FINOVA; provided, however, that FINOVA may disclose such information (A) at the request or pursuant to any requirement of any govemmental authority to which FINOVA is subject or in connection with an examination of FINOVA by any such authority; (B) pursuant to subpoena or other court process, provided that Borrower is given notice and an opportunity to seek a protective order; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which FINOVA or its Affiliates may be a party, provided that Borrower is given notice and an opportunity to seek a protective order; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any, other Loan Document; and (F) to FINOVA independent auditors and other professional advisors.

     Borrower:

     DIAMOND MULTIMEDIA SYSTEMS, INC.

     Fed. Tax ID #77-0390654

     By________________________________

     James M. Walker, Chief Financial Officer








Schedule to Loan and Security Agreement

Borrower: DIAMOND MULTIMEDIA SYSTEMS, INC.
Address: 2880 Junction Avenue
                 San Jose, California 95134-1922

Date:        January 21,1999

This Schedule forms an integral part of the Loan and Security
Agreement between the above Borrower and FINOVA Capital
Corporation dated the above date, and all references herein and therein to 'this Agreement" shall be deemed to refer to said
Agreement and to this Schedule.

DEFINITIONS (SECTION 1):

"Quick Ratio" means the ratio of all cash, cash equivalents and Receivables to current Indebtedness.

TOTAL FACILITY (SECTION 2.1):

$50,000,000.00

LOANS (SECTION 2.2):

Revolving Credit Loans:         A revolving line of credit
consisting of loans against Borrower's Eligible Receivables ("Receivable Loans") and against Borrower's Eligible Inventory ("Inventory Loans") (the Receivable Loans and the Inventory Loans shall be collectively referred to as the "Revolving Credit Loans") in an aggregate outstanding principal amount not to exceed the lesser of (a) or (b) below:

(a)     Fifty Million Dollars ($50,000,000.00) (the "Revolving
Credit Limit"), less any Loan Reserves, or

(b)     the sum of

        (i) an amount equal to eighty percent (80%) of the net amount of Eligible Receivables; plus

      (ii) an amount equal to thirty percent (30%) of the value of Borrower's Eligible Inventory, calculated at the lower of cost or market value and determined on a first-in, first-out basis;
less

      (iii) any Loan Reserves.

INTEREST AND FEES (SECTION 2.6):

Revolving Interest Rate.        Borrower shall pay FINOVA interest
on the daily outstanding balance of Borrower's Revolving Credit Loans at a per annum rate equal to the rate of interest published in the "Money Rates" section of The Wall Street Journal as the "prime rate" (the " Prime Rate). The interest rate chargeable hereunder in respect of the Revolving Credit Loans (herein, the "Revolving Interest Rate") shall be increased or decreased, as the case may be, without notice or demand of any kind, upon the announcement of any change in the Prime Rate. Each change in the Prime Rate shall be effective hereunder on the first day following the announcement of such change. Interest charges and all other fees and charges herein shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable to FINOVA in arrears on the first Business Day of each month.

Application Fee.        Prior to the Closing Date, Borrower shall have
paid FINOVA an application fee of Twenty Thousand Dollars ($20,000.00). This fee shall be credited against the initial Examination Fee due FINOVA, and any of FINOVA's documented reasonable legal fees and other reasonable out-of-pocket expenses.
Any amount then remaining shall either be returned to Borrower or applied to reduce the outstanding balance of the Revolving Loans, as Borrower shall elect.

Facility Fee.    Borrower shall pay to FINOVA a facility fee
equal to one-tenths of one percent (0.10%) per annum of the amount of the Total Facility pm January 30, 1999 and one-tenth of one percent (0.10%) per annum of the amount of the Total Facility in
each subsequent anniversary thereof ('"Facility Fee").   The
Facility Fee shall be deemed fully earned at the time when due.

Unused Line Fee.        With respect to each month, or portion thereof
during the term of this Agreement, Borrower shall unconditionally pay to FINOVA a fee equal to one-tenth of one percent (0. 10%) per annum of the difference between the Revolving Credit Limit and the average daily outstanding balance of the Revolving Credit Loans during such month, or portion thereof ("Unused Line Fee"), which fee shall be calculated and payable monthly, in arrears, and shall be due and payable, commencing on the first Business Day of the first month following the Closing Date and continuing on the first Business Day of each month thereafter.

Examination Fee.         Prior to the Closing Date and on the last day
of each fiscal quarter thereafter, commencing March 3 1, 1999, Borrower shall unconditionally pay to FINOVA an examination fee in the amount of $4,000.00 in connection with any audits or examinations of Borrower performed by FINOVA during such fiscal quarter (the "Examination Fee"), which shall be deemed fully earned on the date such payment is due.

CONDITIONS OF CLOSING (SECTION 4.1):

The obligation of FINOVA to make the initial advance is subject to the fulfillment to the satisfaction of FINOVA and its counsel, of each of the following conditions, in addition to the conditions set forth in Sections 4.1 and 4.2 above:

(a) No Material Adverse Change (Section 4.1(q)). Draft financial statements for Borrower dated as of September 30, 1998. Further, no material adverse change has occurred in the Borrower's business, operations, financial condition, or assets or in the prospect of repayment of the Obligations since September 30, 1998.

(b) Year 2000 Questionnaire (Section 4. 1 (v)). Borrower shall have delivered to FINOVA a Year 2000 Questionnaire of FINOVA, which shall be acceptable to FINOVA in its Permitted Discretion.

Borrower shall cause the conditions precedent set forth in Section
4.1 of this Agreement and set forth above in this Schedule to be satisfied, and shall provide evidence to FINOVA that all such conditions precedent have been satisfied, on or before the Closing Date.


BORROWER INFORMATION:

Borrower's State of Incorporation (Section 5. 1): Delaware

Borrower's copyrights, patents trademarks, and licenses (Section
5.5). Listed on attached Exhibit A.

Fictitious Names/Prior Corporate Names (Section 5.2):

Prior Corporate Names: None

Fictitious Names:       Diamond Communications Division
                                Diamond European Division


FINANCIAL COVENANTS (SECTION 6.1.13):

Borrower shall comply with all of the following covenants.
Compliance shall be determined as of the end of each quarter (as determined by FINOVA in its sole discretion), except as otherwise specifically provided below:

Collateral Coverage. Borrower shall maintain at the Closing Date and at all times thereafter total eligible Collateral of not less than one hundred twenty percent (120%) of the outstanding balance of the Revolving Credit Loans, determined as of each advance and at least monthly.

Debt to Tanigible Net Worth.    Borrower shall maintain a ratio of
Indebtedness to Tangible Net Worth of not greater than:

2.5 to 1.0  As of the most recent month end prior to the Closing
Date and as of the end of each fiscal quarter thereafter.

Quick Ratio. Borrower shall maintain a Quick Ratio of not less than:

 .85 to 1:00   As of the most recent month end prior to the
Closing Date and as of the end of each fiscal quarter thereafter.

Tangible Net Worth. Borrower shall maintain Tangible Net Worth of not less than Eighty Million Dollars ($80,000,000.00) as of the most recent month end prior to the Closing Date and as of the end of each fiscal quarter thereafter.

EBITDA.   Borrower shall maintain positive Earnings Before
Interest Taxes Depreciation and Amortization on a cumulative year to date basis, commencing with the fiscal quarter ending March 31, 1999 and as of the end of each fiscal quarter thereafter.


NEGATIVE COVENANTS (SECTION 6.2):

Existing Guaranties:    None

Capital Expenditures:   No limitation

Compensation:           No limitation

Indebtedness:           No limitation

REPORTING REQUIREMENTS (SECTION 9.1):

1. Borrower shall provide FINOVA with monthly agings aged by invoice date and reconciliations of Receivables within fifteen
(15) days after the end of each month.

2. Borrower shall provide FINOVA with monthly accounts payable agings aged by invoice date, outstanding or held check registers and inventory certificates within fifteen (15) days after the end of each month.

3. Borrower shall provide FINOVA with monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are reasonably requested by FINOVA, all within thirty (30) days after the end of each month.

4. Borrower shall provide FINOVA with monthly unaudited consolidated financial statements within thirty-five (35) days after the end of each month (but excluding those months that end the quarter).

5. Borrower shall provide FINOVA with audited consolidated fiscal financial statements within ninety (90) days after the end of each fiscal year, as more specifically described in Section 9.1(b) hereof, and with an opinion issued by a Certified Public Accountant of nationally recognized standing. This requirement shall be deemed to be satisfied by delivery of the Form 10K referred to in Paragraph 7 below.

6. Borrower shall provide FINOVA with quarterly revenue targets for the upcoming two fiscal quarters of Borrower within fifteen
(15) days prior to the end of each fiscal quarter of Borrower.

7. Borrower shall provide FINOVA with SEC Form IO-Q within forty-five (45) days after the end of each fiscal quarter and SEC
Form 10-K within ninety (90) days after the end of each fiscal year.

8. Borrower shall provide FINOVA with a Borrowing Certificate of Collateral Activity when Revolving Credit Loans are requested, and as of the end of each month.

9. Borrower's balance sheets for purposes of the definition of Prepared Financials shall be as of September 30, 1998.



TERM (SECTION 9.2):

The term of this Agreement shall be two (2) years from the date hereof (the "Term"), unless earlier terminated as provided in
Section 7 or 9.2 above or elsewhere in this Agreement.

TERMINATION FEE (SECTION 9.2):

A)      Revolving Credit Loans Facility.        The Termination Fee
applicable to the Revolving Credit Loans facility provided for in
Section 9.2(d) shall be an amount equal to the following percentage of the average daily outstanding balance of the Obligations for the 180-day period (or lesser period if applicable) preceding the date of termination:

(i) one fifteenth of one percent (0.15%), if such early termination occurs on or prior to the first anniversary of the date of this Agreement;

(ii) one tenth of one percent (0. I0%), if such early termination occurs after the first anniversary of the date of this Agreement.


ADDITIONAL PROVISIONS:

1. Credit Insurance (Section 3.4). In addition to any other insurance required by FINOVA and on the terms set forth in Section 3.4, FINOVA may require Borrower to maintain credit insurance, written by insurers, in amounts, and with endorsements satisfactory to FINOVA, and designating FINOVA as loss payee.


Borrower:

DIAMOND MULTIMEDIA SYSTEMS, INC.

By____________________________________

James M. Walker, Chief Financial Officer


FINOVA CAPITAL COPRORATION

By